EXHIBIT 99.1

Location Based Technologies, Inc. (OTCBB:LBAS), announces that as of January 4th it has converted all of its investor debt ($5,242,000) into equity.  This is a demonstration of investor confidence in the value and marketability of the PocketFinder family of products.  The Company will be participating in Pepcom’s Digital Experience on January 6, 2008, at Caesars Palace in Las Vegas for the premier consumer electronics media showcase.  Location Based Technologies will demonstrate that it has built an intuitive and user-friendly interface that will offer great value and functionality to their real-time personal GPS locator product line.  The PocketFinder and PocketFinder Pets are small, rugged devices that help parents or guardians stay connected to their young children, elderly parents, a disabled child, or pets - from anywhere and at anytime.  “Your World. Located.”

Location Based Technologies, Inc (OTCBB:LBAS) is a developer of leading edge personal locator devices and services utilizing patented, proprietary technologies to enhance and enrich the lives of families globally.

The news release contained forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company’s most recent document filed with the Securities and Exchange Commission.

Company & Press Contact Information	Investor Relations Contact Information
David Morse	Glenn Busch, Northstar Investments
Tel: (800) 615-0869	Tel: (714) 310-8641